Exhibit 4.44

EXECUTION VERSION

FRAMEWORK SHARE PURCHASE AGREEMENT

This Framework Share Purchase Agreement is made effective as of the 20th of September, 2017 (the “Effective Date”) by and among:

a)                                     SPI Energy Co., Ltd, a Cayman Islands corporation with registered address at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands whose principal executive office is located at 7F/A Block, 1st Building, Jinqi Plaza No. 2145 Jinshajiang Road, Putuo District Shanghai, People’s Republic of China, duly represented for the execution of the present by Mr. Vassilis Orfanos by virtue of a Power of Attorney dated 19th September 2017 (“SPI”),

b)                                     Thelmico Limited, a Cyprus company with registered address at 2, Romanos street, Tlais Tower, First Floor, 1070, Nicosia Cyprus, duly represented for the execution of the present by Mr. Vassilis Orfanos by virtue of a Power of Attorney dated 11th September 2017 (“Thelmico”),

c)                                      SP ORANGE POWER (CYPRUS) LIMITED, a Cyprus company with registered address at 2, Romanos street, Tlais Tower, First Floor, 1070, Nicosia Cyprus, duly represented for the execution of the present by Mr. Vassilis Orfanos by virtue of a Power of Attorney dated 11th September 2017 (“Buyer”),

d)                                     THERMI TANEO Venture Capital Fund a closed-end mutual fund formed in accordance with Law 2992/2002, with registered address at St. Kazantzidi 47, 55535, Thessaloniki, as represented by its administrator ΤHERMI VENTURES S.A., acting as manager, duly represented for the execution of the present by Mr. Nikolaos Takas by virtue of a resolution of its Board of Directors dated 19th September 2017; and by Hellenic Capital Partners AEDAKES acting as co-manager (for the purpose of assisting and granting its consent in accordance with the incorporation and management agreement of THERMI TANEO Venture Capital Fund) duly represented for the execution of the present by Mr. Spyridon Papadatos by virtue of a resolution of its Board of Directors dated 14th September 2017 (“Seller”),

e)                                      (A) Heliostixio Societe Anonyme For Energy Production and Development, a societe anonyme formed under the laws of Greece, with registered address at 47, St. Kazatzidi street, Pylaia Thessaloniki, Greece and Greek Tax Registration Number (AFM) 998380690 and GEMI Number 007601701000, duly represented for the execution of the present by Mr. Nikolaos Takas by virtue of a Board of Directors resolution dated 6th September 2017 (“Heliostixio”), (B) Heliohrisi Societe Anonyme For Energy Production and Development, a societe anonyme formed under the laws of Greece, with registered address at 47, St. Kazatzidi street, Pylaia Thessaloniki, Greece and Greek Tax Registration Number (AFM) 998380676 and GEMI Number 007601801000 duly represented for the execution of the present by Mr. Nikolaos Giouras by virtue of a Board of Directors resolution dated 6th September 2017 (“Heliohrisi”), and (C) Thermi Sun Societe Anonyme For Energy Production and Development, a societe anonyme formed under the laws of Greece, with registered address at 47, St. Kazatzidi street, Pylaia Thessaloniki, Greece and Greek Tax Registration Number (AFM) 997936138 and GEMI Number

008315101000 duly represented for the execution of the present by Mr. Nikolaos Takas by virtue of a Board of Directors resolution dated 7th September 2017 (“Thermi Sun”) (collectively, “Companies”).

f)                                       (A) Thermi Energiaki Societe Anonyme, a societe anonyme formed under the laws of Greece, with registered address in the Municipality of Pylaia in the Prefecture of Thessaloniki (9th km of Thessaloniki-Thermi), with Greek Tax Registration Number (AFM) 997993888, and GEMI Number 59213004000 duly represented for the execution of the present by Mr. Nikolaos Giouras by virtue of a Board of Directors resolution dated 7th September 2017 and (B) Dyo Fi Energiaki Ena Societe Anonyme, a societe anonyme formed under the laws of Greece, with registered address 47, St. Kazatzidi street, Pylaia Thessaloniki, Greece, with Greek Tax Registration Number (AFM) 997995267, and GEMI Number 059298904000 duly represented for the execution of the present by Mr. Nikolaos Takas by virtue of a Board of Directors resolution dated 7th September 2017 (collectively the “Holding Companies”).

1.                                      Definitions. In this Agreement the following expressions shall, unless the context otherwise requires or it is otherwise provided, have the following meanings:

“Accountant”	has the meaning ascribed to such term in paragraph 6.1 (b);
“Action”	has the meaning ascribed to such term in paragraph 10 (i);
“Agreement”	means this agreement together with all annexes, exhibits and schedules annexed to this agreement;
“Assets”

means gross investments, cash and equivalents, receivables, and other assets as they are presented on the balance sheet (including fixed and current assets); for the avoidance of doubt, per paragraph 6.2 (a) herein, Receivables shall not be included in the Assets;

“Buyer”	has the meaning ascribed to such term in the preamble;
“Business Day”	means a day on which banks are open for business in Athens, Greece and Hong Kong;
“Cash”	means the sum of money in hand (in the form of banknotes and coins) and deposit bank account balances;
“Cash Reserves”

means an amount to be used strictly for cash reserves, such amount to be equal to the higher between the following amounts: (i) EUR five thousand (€5,000) per MW of the Project(s) operated by the relevant Company and (ii) EUR ten thousand (€10,000) it being understood that if such amount of Cash Reserves is used, it will be replenished so as to be equal to the higher of the above amounts at all times;

“Closing” or “Closings”	means the transfer of the shares of each of the Companies to Buyer, in accordance with article 7 hereof, and in particular: a) Heliostixio Closing means the transfer of Heliostixio to Buyer; b) Heliohrisi Closing means the transfer of Heliohrisi to Buyer; and c) Thermi Sun Closing means the transfer of Thermi Sun to Buyer;

“Closing Balance Sheet”

means each of the balance sheets and trial balances of Heliostixio, Heliohrisi and Thermi Sun bearing as date the Closing Date, which shall be prepared by Seller and delivered to Buyer on each Closing;

“Closing Date” or “Closing Dates”	means the date of each Closing;
“Company” or “Companies”	means each of Heliostixio, Heliohrisi and Thermi Sun;
“Companies Shares”	means, collectively, the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares;
“Dispute”	has the meaning ascribed to such term in article 2;
“Effective Date”	has the meaning ascribed to such term in the preamble;
“Encumbrance”	means any claim, charge, floating charge, encumbrance, lien, option, pledge or mortgage;
“EPC Agreement” or “EPC Agreements”

means each of the four (4) PV Plant EPC Agreements dated 31 March 2012 for the turnkey design, engineering, procurement and construction of the Projects, entered into by: a) Heliostixio (as principal) and SPI (as contractor) in relation to the Heliostixio Project; b) Heliohrisi (as principal) and SPI (as contractor) in relation to the Heliohrisi Project; c) Thermi Sun (as principal) and SPI (as contractor) in relation to the Thermi Sun 3.7MW Project; and d) Thermi Sun (as principal) and SPI (as contractor) in relation to the Thermi Sun 0.7MW Project;

“EPC Indebtedness”

means the aggregate amount of indebtedness which is due and outstanding to SPI from Heliostixio, Heliohrisi and Thermi Sun according to the EPC Agreements; as of the Effective Date, the amount of EPC Indebtedness is set out in article 2 hereof;

“EUR” or the sign “€”	means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty;
“Financial Statements”	has the meaning ascribed to such term in article 10;
“Heliohrisi”	has the meaning ascribed to such term in the preamble;
“Heliohrisi First Installment”	has the meaning ascribed to such term in paragraph 9.3. (a);
“Heliohrisi Project”	means the solar photovoltaic project of 1.988 MW peak

capacity in the location “Agroktima Kipon” in the Municipality of Alexandroupoli in the Prefecture of Evros, Greece owned by Heliohrisi;
“Heliohrisi Purchase Price”

means the agreed total purchase price for the purchase of the Heliohrisi Shares, being the amount of EUR 3,441,891.00, as may be adjusted downwards by the post-closing audit pursuant to paragraph 6.1 hereof;

“Heliohrisi Shares”

means the thirty seven thousand thirty one (37,031) issued and outstanding registered voting shares of Heliohrisi with a nominal value of EUR ten (€10) each, comprising the total (100%) of the share capital of Heliohrisi being equal to EUR three hundred seventy thousand three hundred ten (€370,310.00);

“Heliostixio”	has the meaning ascribed to such term in the preamble;
“Heliostixio First Installment”	has the meaning ascribed to such term in paragraph 9.2. (a);
“Heliostixio Project”

means the solar photovoltaic project of 1.082 MW peak capacity in the location “Agrotemachio 324-325” in the Municipality of Komotini (previously in the former Municipality of Egiros) in the Prefecture of Rodopi, Greece owned by Heliostixio;

“Heliostixio Purchase Price”

means the agreed total purchase price for the purchase of the Heliostixio Shares, being the amount of EUR 1,757,196.00 as may be adjusted downwards by the post-closing audit pursuant to paragraph 6.1 hereof;

“Heliostixio Shares”

means the thirty five thousand three hundred seventy four (35,374) issued and outstanding registered voting shares of Heliostixio with a nominal value of ten EUR (€10) each, comprising the total (100%) of the share capital of Heliostixio being equal to EUR three hundred fifty three thousand seven hundred forty (€353,740.00);

“Holding Companies”	has the meaning ascribed to such term in the preamble;
“Judicial Proceedings”	has the meaning ascribed to such term in article 2;
“LAGIE”	means the Greek Operator of Electricity Market (“Λειτουργός Αγοράς Ηλεκτρικής Ενέργειας”) operating pursuant to Law 4001/2011;
“Latest Balance Sheet”

means each of the balance sheets and trial balances of Heliostixio, Heliohrisi and Thermi Sun bearing as date the Effective Date, which have been prepared by Seller and delivered to Buyer (attached herein as Annex D);

“Law”	means any constitutional provision, statute or other law, rule, regulation, ordinance, order or other binding action or requirement of any Public Authority;
“Liabilities”

means all debts and liabilities that a company is liable for (including the EPC Indebtedness and the MPA Indebtedness and any other any short-term and long-term liabilities, as well as any off balance sheet liabilities); provided, however, that exclusively for the purposes of the post-closing audit per paragraphs 6.1 and 6.2 herein the following qualifications shall apply: (a) the reduction of the EPC Indebtedness and the MPA Indebtedness of the Companies shall not decrease the Liabilities and (b) any balance of income tax payable and any balance of VAT payable, incurred during the normal course of business shall not increase the Liabilities;

“MPA” or “MPAs”

means each of the four (4) module purchase agreement dated March 31, 2012 entered into by Heliostixio (as buyer) and Thelmico (as seller) in relation to the Heliostixio Project; b) Heliohrisi (as buyer) and Thelmico (as seller) in relation to the Heliohrisi Project; c) Thermi Sun (as buyer) and Thelmico (as seller) in relation to the Thermi Sun 3.7MW Project; and d) Thermi Sun (as buyer) and Thelmico (as seller) in relation to the Thermi Sun 0.7MW Project;

“MPA Indebtedness”

means the aggregate amount of indebtedness which is due and outstanding to Thelmico from Heliostixio, Heliohrisi and Thermi Sun according to the MPAs; as of the Effective Date, the amount of MPA Indebtedness is set out in article 2 hereof;

“Monthly Net Cash Flow”	means the projected Net Cash Flow for each month following execution of this Agreement as provided for in Annex C to this Agreement;
“Net Cash Flow”	has the meaning ascribed to such term in the EPC Agreements/MPAs;
“Party” or “Parties”	means each of the parties to this Agreement;
“Penalty”	means the amount of EUR two million (€2,000,000.00);
“Project” or “Projects”	means each of the Heliostixio Project, the Heliohrisi Project and the Thermi Sun Projects;
“Public Authority”	means any Greek government agency, bureau, board, commission, court, department, official, political subdivision, tribunal, administrative, judicial or legislative body or other instrumentality of any government or quasi-governmental body, whether state, municipal, prefecture or local, tax departments and offices and all divisions or agencies of all the above;
“Purchase Price” or “Purchase Prices”	means each of the Heliostixio Purchase Price, the Heliohrisi Purchase Price and the Thermi Sun Purchase Price;
“Receivables”	means the aggregate amount of monetary obligations (in the form of legally issued and properly recorded unpaid invoices) owed to each Company by LAGIE;
“Seller”	has the meaning ascribed to such term in the preamble;
“Share Pledge Agreement” or “Share Pledge Agreements”

means (a) the three (3) agreements for the pledge of the Companies Shares in favor of Buyer, SPI and Thelmico in order to secure all claims against the Companies under the EPC Indebtedness, the MPA Indebtedness and under this Agreement (b) the agreements for the pledge of the shares of the Holding Companies in favor of Buyer in order to secure all claims of Buyer against Seller under this Agreement;

“Share Purchase Agreement” or “Share Purchase Agreements”	means each of the short form share purchase agreements to be signed between Seller and Buyer on each Closing Date, in substantially the form attached hereto as Annex A;
“SPI”

has the meaning ascribed to such term in the preamble, it being understood that SPI is the successor of Solar Power Inc. (a California corporation), having assumed all obligations of Solar Power Inc., pursuant to the Second Amended and Restated Agreement and Plan of Merger and Reorganization dated October 30, 2015;

“Taxes”

shall include any and all state, local or other taxes or similar assessments imposed by any Public Authority, including, without limitation, all net income, gross income, value-added tax (VAT), transfer, gains, profits, real and personal property, taxes on share capital, capital concentration taxes, employment, payroll, stamp duty, withholding or other taxes or similar assessments of any kind whatsoever, together with any interest and penalties on or additions to any such taxes;

“Thelmico”	has the meaning set out in the preamble;
“Thermi Sun”	has the meaning ascribed to such term in the preamble;
“Thermi Sun First Installment”	has the meaning ascribed to such term in paragraph 9.4. (a);
“Thermi Sun Project” or	means each of the following solar photovoltaic

“Thermi Sun Projects”

project(s): a) the 3.69936 MW peak capacity project in the location “Spileo 1” in the Municipality of Orestiada in the Prefecture of Evros, Greece; and b) the 0.7005 MW peak capacity project in the location “Spileo 2” in the Municipality of Orestiada in the Prefecture of Evros, Greece;

“Thermi Sun Purchase Price”

means the agreed total purchase price for the purchase of the Thermi Sun Shares, being the amount of EUR 7,675,508.00, as may be adjusted downwards by the post-closing audit pursuant to paragraph 6.1 hereof;

“Thermi Sun Shares”

means the seven hundred ninety seven thousand eight hundred (797,800) issued and outstanding registered voting shares of Thermi Sun with a nominal value of one EUR (€1) each, comprising the total (100%) of the share capital of the Thermi Sun being equal to EUR seven hundred ninety seven thousand eight hundred (€797,800.00).

2.                                      Background and Purpose.

2.1.                            Whereas, on March 31, 2012, SPI (as successor in interest to Solar Power, Inc.) and Thelmico entered into, respectively, the EPC Agreements and the MPAs with each of the Companies, pursuant to which the construction of the Projects and the procurement of the panels was assigned to SPI and Thelmico respectively and the method of payment of the EPC contract price and the MPA sale price  was agreed in accordance with the relevant EPC Agreements and the MPAs; in particular, the Contract Price payable to SPI and Thelmico by each Company under the respective EPC Agreement and MPA, was credited and it was agreed that each Company would pay it to SPI and Thelmico in installments from the Net Cash Flow to be generated by each Project, pursuant to the terms of the Repayment Annexes attached thereto. For the avoidance of doubt, the EPC Agreements and the MPAs continue to apply and shall be in full force and effect (as expressly amended by this Agreement).  Capitalized terms used herein and not otherwise defined, shall have the meaning set out in the EPC Agreements and the MPAs.

2.2.                            Whereas, as of the Effective Date, each Company owes to SPI and Thelmico the following amounts according to the EPC Agreements and the MPAs:

Outstanding Indebtedness due to SPI under the EPC Agreements:

Heliostixio:	EUR	622,081.00;
Heliohrisi:	EUR	957,119.00;
Thermi Sun:	EUR	2,168,770.00;
Total indebtedness owed to SPI:	EUR	3,747,970.00
(collectively the “EPC Indebtedness”)

Outstanding Indebtedness due to Thelmico under the MPAs:

Heliostixio:	EUR	573,044.00;
Heliohrisi:	EUR	894,062.00;
Thermi Sun:	EUR	1,883,407.00;
Total indebtedness owed to Thelmico:	EUR	3,350,513.00;
(collectively, the “MPA Indebtedness”)

2.3.                            Whereas the Parties have entered into a dispute in relation to the EPC Agreements and MPAs (the “Dispute”), and in particular in relation to a panels’ snails trail issue as further described in:

(i)                                     three (3) lawsuits before the Athens Multi-member court of First Instance filed on June 16, 2015 against SPI by (A) Heliostixio S.A. (General Filing Number 65760/2015), (B) Heliohrisi S.A. (General Filing Number 65772/2015), and (C) Thermi Sun S.A. (General Filing Number 65752/2015),  all the above scheduled  to be heard on the 8th of February 2017 and adjourned by the said Court for the 28th of March, 2018;

(ii)                                  a petition for Arbitration dated 17 February 2017 filed by Heliostixio against SPI and Thelmico served to SPI and Thelmico on the same date;

(iii)                               the petitions for provisional measures before the Athens court of First Instance against SPI and Thelmico filed by (A) Heliostixio (General Filing Number 513125/2017, Special Filing Number 2775/2017), (B) Heliohrisi  (General Filing Number 513140/2017, Special Filing Number 2778/2017) and (C) Thermi Sun (General Filing Number 513148/2017, Special Filing Number 2780/2017)  all the above scheduled  to be heard on the 17th of May 2017 and, following a request submitted to the said Court by SPI/Thelmico, were adjourned  for the 19th of July 2017 and on that date were written off the roll upon mutual consent;

(iv)                              the various extrajudicial notices exchanged by and among certain of the Parties, in connection therewith;

(the proceedings under (i), (ii), and (iii) above shall be referred to collectively as “Judicial Proceedings”).

2.4.                            Whereas, Seller wishes to sell to Buyer and Buyer wishes to acquire the Companies’ Shares and, by acquiring the Companies’ Shares, the Projects owned by the Companies based on commercial and business reasons and also as a result of the amicable settlement of the Dispute and for that purpose all Seller’s right, title and interest to all outstanding shares of the Companies upon and subject to the terms and conditions contained in this Agreement.

2.5.                            Whereas, pursuant to this Agreement, the Dispute will be deemed to be amicably resolved, such amicable resolution to be effected in accordance with and in the manner prescribed in paragraph 5.2(c) herein.

2.6.         Prior to the Effective Date, and in response to legal and financial due diligence lists submitted by Buyer, the Seller has made available to Buyer for review (through Buyer’s advisors), the legal and financial documents for the Companies, which are specifically listed in Annex B (Disclosure Schedule) herein. For the avoidance of doubt, it is expressly agreed and understood that Buyer’s (and Buyer’s advisors’) review of the documents listed in Annex B herein, does not negatively affect or reduce and will not be deemed to, expressly or tacitly,  negatively affect or reduce the strength or scope of any of the obligations, covenants, agreements, representations or warranties by the Seller or any of the Holding Companies or any of the Companies contained herein (and cannot serve as a defense in the event of a breach), and does not constitute and will not be deemed to constitute, expressly or tacitly, a waiver of any kind by Buyer, SPI or Thelmico of any of their contractual or legal rights contained herein.

3.                                      Agreement to sell and purchase; Share pledge.

3.1.         Purchase and sale of the Companies. Seller hereby agrees to sell, convey and transfer to Buyer and Buyer agrees to purchase from Seller, the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares, free and clear of all Encumbrances (except for already existing pledges in favor of SPI) upon and subject to the terms and conditions set forth in this Agreement.

3.2.         Share pledge. Simultaneously with this Agreement, the Parties shall enter into the Share Pledge Agreements.

4.             Suspension of interest. As of the Effective Date, the computation and charging of interest on the EPC Indebtedness and the MPA Indebtedness shall be suspended, provided however that:

(a)           the computation and charging of interest on the EPC Indebtedness and the MPA Indebtedness shall be resumed upon termination of this Agreement and for the time period following termination; and

(b)           in the event of a termination of this Agreement by reason of a Seller’s  default pursuant to the terms hereof, then interest shall be retroactively computed and charged during the whole period of suspension.

5.                                      Purchase Prices; Acknowledgements.

5.1.         In consideration for the purchase of the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares, Buyer shall pay to Seller, respectively, the Heliostixio Purchase Price, the Heliohrisi Purchase Price and the Thermi Sun Purchase Price.

5.2.         The Parties expressly acknowledge that each Purchase Price has been agreed between them after having taken into account the following:

(a)           Each Purchase Price has been agreed to be the sum of the amount of EUR two million two hundred fifty thousand (2,250,000.00 €) per MW multiplied by the total number of MWs of the

Projects owned by the Companies plus Receivables and Cash minus total Liabilities as evidenced in the Latest Balance Sheets. The Parties hereby declare that the Purchase Price, the method of ascertaining the same and the specific adjustments provided for in this Agreement has been the product of fair negotiations. Therefore, the Parties hereby waive any right they may have to challenge the fairness and reasonableness of the Purchase Price for any reason whatsoever, including but not limited to the reasons set out in articles 288 and 388 of the Greek Civil Code. Without prejudice to the above, each Purchase Price may be subject to a downwards adjustment in accordance with article 6 herein.

(b)           With the exception of the EPC Indebtedness and the MPA Indebtedness, each Company shall maintain no other indebtedness or liability towards any party (except as disclosed on the Disclosure Schedule, the Latest Balance Sheets, and the Closing Balance Sheets).

(c)           With effect on each Closing Date (in respect of the Company that was the object of transfer at such Closing Date) and the consummation of all obligations of the Parties for the transfer of the shares of the respective Company to Buyer and the payment of the respective Purchase Price to Seller, any and all claims, demands, liabilities or lawsuits by and among each Company, SPI, Thelmico, Buyer and Seller arising out of the respective EPC Agreement and the respective MPA, including, without limitation, any claims pursuant to the Dispute in relation to the specific Company and Project are finally and irrevocably settled, dismissed and waived between the Parties (with prejudice). Each of the Parties hereby states that, with effect on each Closing Date and in respect of the Company that was the object of transfer at such Closing Date, it shall maintain no claim, demand or right of any kind against the other Party by reason of, or in connection with, the Dispute as regards the specific Company.

6.             Purchase Price Downward Adjustments.

6.1.         Post-Closing audit. Each Purchase Price may be subject to a downwards adjustment in accordance with the following procedure:

(a)           On each Closing Date, Seller shall prepare and deliver to Buyer the Closing Balance Sheet of the respective Company, which is the object of the transfer on such Closing Date (each Closing Balance Sheet shall be attached to the relevant Share Purchase Agreement).

(b)           Upon the request of the Buyer, and within seven (7) Business Days from such request, the Parties shall jointly appoint an accountant  (the “Accountant”) who shall have the mandate to audit the Closing Balance Sheet of each Company, as the same was annexed to the relevant Share Purchase Agreement (pursuant to paragraph 6.1.(a) hereof) in order to verify that there are not any undisclosed Liabilities or any loss or reduction in the value of the Assets (other than normal depreciation in accordance with applicable Laws and accounting standards, any loss or reduction in the value of the Assets due to normal wear and tear or any loss or reduction in the value of the Assets due to the panels snail trail phenomenon of the Projects).  In case of disagreement of the Parties as regards the election of the Accountant, then the Buyer shall elect an accountant between the following accounting firms: Ernst & Young or PWC (Greek branches).

(c)           If the Accountant verifies that there are undisclosed Liabilities or loss or reduction in the value of the Assets (other than normal depreciation in accordance with applicable Laws and accounting standards and/or any loss or reduction in the value of the Assets due to normal wear and tear and/or any loss or reduction in the value of the Assets due to the panels snail trail phenomenon of the Projects) in the relevant Closing Balance Sheet, then the Purchase Price of the relevant Company shall be decreased by the respective amount (i.e., by the amount of undisclosed Liabilities or the amount of loss or reduction in value of Assets).

(d)           In case of application of paragraph 6.1 (c), the fees of the Accountant for the audit shall be borne by the Seller, whereas, in case of non-application of paragraph 6.1 (c) above, the fees of the Accountant for the audit shall be borne by the Buyer.

6.2.         Exclusions from the above adjustment mechanisms. For the avoidance of doubt, regarding the adjustment mechanism provided in the above paragraph 6.1, the Parties hereby agree and acknowledge the following:

(a)           Any revenue and profit generated by the Projects after the Effective Date shall be for the account of the Buyer; therefore, any and all unpaid invoices issued by the Companies to LAGIE (Receivables) shall not  increase the value of  the Assets for the purposes of the Purchase Price adjustment mechanism of paragraph 6.1 herein.

(b)           Since all Cash (other than Cash Reserves) of the Companies shall be applied (through the mechanism prescribed in paragraphs 9.1 — 9.5 herein) to the reduction of the EPC Indebtedness and the MPA Indebtedness of the Companies, such reduction of the EPC Indebtedness and the MPA Indebtedness of the Companies shall not affect the Liabilities for the purposes of the Purchase Price adjustment mechanism of paragraph 6.1 herein.

(c)           Any balance of income tax payable and any balance of VAT payable, incurred during the normal course of business, shall not increase the Liabilities for the purposes of the Purchase Price adjustment mechanism of paragraph 6.1 herein.

7.             Closings; Closing Dates.

7.1.         Closings.  The consummation of the sales of the Companies, will be effected in three (3) stages as follows:

(a)           On the Heliostixio Closing, Seller shall sell, transfer and deliver to Buyer the Heliostixio Shares.

(b)           On the Heliohrisi Closing, Seller shall sell, transfer and deliver to Buyer the Heliohrisi Shares.

(c)           On the Thermi Sun Closing, Seller shall sell, transfer and deliver to Buyer the Thermi Sun Shares.

7.2.         Closing Dates. The Heliostixio Closing Date shall occur as soon as practicable (provided that at that time the Heliostixio Shares will have already been transferred by Thermi Energeiaki Societe Anonyme to the Seller) and at the latest within three (3) months following the Effective Date, the Heliohrisi Closing Date shall occur nine (9) months following the Effective Date and the Thermi Sun Closing Date shall occur eighteen (18) months following the Effective Date, provided however, that:

(a)           Buyer shall have the right (option) to request that the Heliohrisi Closing and the Thermi Sun Closing shall coincide and shall occur simultaneously either on the date which falls nine (9) months after the Effective Date or on the date which falls eighteen (18) months after the Effective Date (at Buyer’s selection); such option will be exercised by Buyer by sending a written notice to Seller, not later than five (5) Business Days before the Heliohrisi Closing;

(b)           if Buyer exercises its option under paragraph 7.2 (a) above and the Heliohrisi Closing and the Thermi Sun Closing occur simultaneously, then:

(i)                                     if such Heliohrisi Closing and Thermi Sun Closing occur simultaneously nine (9) months after the Effective Date, then prepayment interest will be subtracted from the amount of the Thermi Sun Purchase Price, such prepayment interest being calculated on the amount of Thermi Sun Purchase Price for the nine (9) months at a rate of three month EURIBOR (with reference period starting from the date of notification of the Buyer under 7.2.(a)) + 4.8% p.a. (based on a 360 day year); and

(ii)                                  if such Heliohrisi Closing and Thermi Sun Closing occur simultaneously eighteen (18) months after the Effective Date, then late payment interest will be added to the amount of the Heliohrisi Purchase Price, such late payment interest being calculated on the amount of Heliohrisi Purchase Price for nine (9) months at a rate of three month  EURIBOR (with reference period starting from the date of notification of the Buyer under 7.2.(a)) + 4.8% p.a. (based on a 360 day year).

(c)           exceptionally, if Buyer exercises its option under paragraph 7.2 (a) above, and Seller has not been able to acquire ownership of the Thermi Sun Shares due to public administration approval delays, Seller may request (by a notice in writing to Buyer three (3) Business Days before the scheduled joint Heliohrisi Closing and Thermi Sun Closing), that such joint Heliohrisi Closing and Thermi Sun Closing will occur eleven (11) months after the Effective Date (i.e., the Seller may extend the joint Heliohrisi Closing and Thermi Sun Closing by two (2) additional months); in such an event, the prepayment interest that will be subtracted from the Thermi Sun Purchase Price will be the same with the prepayment interest per paragraph 7.2 (b) (i) above (i.e., the prepayment interest will be calculated on a nine (9) month period).

On each Closing Date, the Buyer shall have delivered to Seller, and Seller shall have delivered to the Buyer, those items required to be delivered under article 8.

8.             Deliveries Required on each Closing.

8.1.         Heliostixio Closing. On the Heliostixio Closing:

(a)           The Share Pledge Agreement for Heliostixio shall be terminated, and the respective share pledge for Heliostixio Shares shall be released.

(b)           Seller and Buyer shall duly sign and deliver to each other the Share Purchase Agreement for the transfer of the Heliostixio Shares.

(c)           Seller shall deliver to Buyer all company documents and records (including electronic records and data) for Heliostixio reasonably necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transaction.

(d)           Seller shall deliver to Buyer the original share certificates representing the Heliostixio Shares (for the avoidance of doubt, SPI  having the possession of the original share certificates due to the pledge dated 31 March 2012 shall deliver to Buyer the original share certificates of Heliostixio Shares).

(e)           Seller shall sign the relevant entry in the special book of Heliostixio in accordance with article 8b of Law 2190/1920 and any other documentation as may be required in order to transfer the Heliostixio Shares into the name of Buyer.

(f)            Seller shall deliver to Buyer all licenses, documents, books and records (in printed and electronic form) of Heliostixio and the Heliostixio Project (in originals or duly certified copies) (i) as set forth in the Disclosure Schedule attached hereto as Annex B as well as (ii) all such licenses, documents, books and records (in printed and electronic form) regarding Heliostixio and the Heliostixio Project that shall become available until the Heliostixio Closing Date.

(g)           Seller shall deliver to Buyer bank excerpts of all bank accounts of Heliostixio dated on the Heliostixio Closing Date, signed by Seller.

(h)           Buyer and Seller shall provide evidence to each other of the full payment of the Heliostixio Purchase Price in accordance with article 9 hereof; in particular, Seller shall provide to Buyer receipts of payment of the Heliostixio First Installment by each Company to Seller (as per paragraphs 9.2. (a) and 9.5. hereof) and Buyer shall provide to Seller evidence of remittance of the balance of the Heliostixio Purchase Price (per paragraph 9.2 (b) hereof).

(i)            Seller shall cause its representatives to resign from the boards of directors of Heliostixio (by delivering to Buyer a resignation letter by each such board member stating that they maintain no claim or demand against Heliostixio whatsoever); and at the same date  thereafter a general shareholders meeting of Heliostixio shall take place in order to appoint Buyer’s representatives to such boards and release the previous members of the board of directors and the managers from any liability.

(j)            Seller shall deliver duly executed original termination agreements (dated on the Heliostixio Closing Date) of the existing lease agreement regarding the office premises for  Heliostixio, according to which the respective parties to such lease agreements (lessor — lessee) shall declare that all rents and payments have been duly paid and fully settled and that there is no pending liability, demand or claim between them by reason of such leases.

8.2.         Heliohrisi Closing. On the Heliohrisi Closing:

(a)           The Share Pledge Agreement for Heliohrisi shall be terminated, and the respective share pledge for Heliohrisi Shares shall be released.

(b)           Seller and Buyer shall duly sign and deliver to each other the Share Purchase Agreement for the transfer of the Heliohrisi Shares.

(c)           Seller shall deliver to Buyer all company documents and records (including electronic records and data) for Heliohrisi reasonably necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transaction.

(d)           Seller shall deliver to Buyer the original share certificates representing the Heliohrisi Shares (for the avoidance of doubt, SPI  having the possession of the original share certificates due to the pledge dated 31 March 2012 shall deliver to Buyer the original share certificates of Heliohrisi Shares).

(e)           Seller shall sign the relevant entry in the special book of Heliohrisi in accordance with article 8b of Law 2190/1920 and any other documentation as may be required in order to transfer the Heliohrisi Shares into the name of Buyer.

(f)            Seller shall deliver to Buyer all licenses, documents, books and records (in printed and electronic form) of Heliohrisi and the Heliohrisi Project (in originals or duly certified copies) (i) as set forth in the Disclosure Schedule attached hereto as Annex B as well as (ii) all such licenses, documents, books and records (in printed and electronic form) regarding Heliohrisi and the Heliohrisi Project that shall become available until the Heliohrisi Closing Date.

(g)           Seller shall deliver to Buyer bank excerpts of all bank accounts of Heliohrisi dated on the Heliohrisi Closing Date, signed by Seller.

(h)           Buyer and Seller shall provide evidence to each other of the full payment of the Heliohrisi Purchase Price in accordance with article 9 hereof; in particular, Seller shall provide to Buyer receipts of payment of the Heliohrisi First Installment by each Company to Seller (as per paragraphs 9.3. (a) and 9.5. hereof) and Buyer shall provide to Seller evidence of remittance of the balance of the Heliohrisi Purchase Price (per paragraph 9.2 (b) hereof).

(i)            Seller shall cause its representatives to resign from the boards of directors of Heliohrisi (by delivering to Buyer a resignation letter by each such board member stating that they maintain no claim or demand against Heliohrisi whatsoever); and at the same date  thereafter a general shareholders meeting of Heliohrisi shall take place in order to appoint Buyer’s representatives to such boards and release the previous members of the board of directors and the managers from any liability.

(j)            Seller shall deliver duly executed original termination agreements (dated on the Heliohrisi Closing Date) of the existing lease agreement regarding the office premises for  Heliohrisi, according to which the respective parties to such lease agreements (lessor — lessee) shall declare that all rents and payments have been duly paid and fully settled and that there is no pending liability, demand or claim between them by reason of such leases.

8.3.         Thermi Sun Closing. On the Thermi Sun Closing:

(a)           The Share Pledge Agreement for Thermi Sun shall be terminated, and the respective share pledge for Thermi Sun Shares shall be released.

(b)           Seller and Buyer shall duly sign and deliver to each other the Share Purchase Agreement for the transfer of the Thermi Sun Shares.

(c)           Seller shall deliver to Buyer all company documents and records (including electronic records and data) for Thermi Sun reasonably necessary to carry out the terms and provisions of this Agreement and to effectuate the purpose of the transaction.

(d)           Seller shall deliver to Buyer the original share certificates representing the Thermi Sun Shares.

(e)           Seller shall sign the relevant entry in the special book of Thermi Sun in accordance with article 8b of Law 2190/1920 and any other documentation as may be required in order to transfer the Thermi Sun Shares into the name of Buyer.

(f)            Seller shall deliver to Buyer all licenses, documents, books and records (in printed and electronic form) of Thermi Sun and the Thermi Sun Project (in originals or duly certified copies) (i) as set forth in the Disclosure Schedule attached hereto as Annex B as well as (ii) all such licenses, documents, books and records (in printed and electronic form) regarding Thermi Sun and the Thermi Sun Project that shall become available until the Thermi Sun Closing Date.

(g)           Seller shall deliver to Buyer bank excerpts of all bank accounts of Thermi Sun dated on the Thermi Sun Closing Date, signed by Seller.

(h)           Buyer and Seller shall provide evidence to each other of the full payment of the Thermi Sun Purchase Price in accordance with article 9 hereof; in particular, Seller shall provide to Buyer receipts of payment of the Thermi Sun First Installment by each Company to Seller (as per paragraphs 9.4. (a) and 9.5. hereof) and Buyer shall provide to Seller evidence of remittance of the balance of the Thermi Sun Purchase Price (per paragraph 9.2 (b) hereof).

(i)            Seller shall cause its representatives to resign from the boards of directors of Thermi Sun (by delivering to Buyer a resignation letter by each such board member stating that they maintain no claim or demand against Thermi Sun whatsoever); and at the same date  thereafter a general shareholders meeting of Thermi Sun shall take place in order to appoint Buyer’s representatives to such boards and release the previous members of the board of directors and the managers from any liability.

(j)            Seller shall deliver duly executed original termination agreements (dated on the Thermi Sun Closing Date) of the existing lease agreement regarding the office premises for Thermi Sun, according to which the respective parties to such lease agreements (lessor — lessee) shall declare that all rents and payments have been duly paid and fully settled and that there is no pending liability, demand or claim between them by reason of such leases.

9.             Payment of the Purchase Price.

9.1.         Payment mechanism. The Parties agree that the amounts of Monthly Net Cash Flow (minus the Cash Reserves) generated by each Company will be used on a monthly basis as (partial) repayment of the Purchase Price from Buyer to Seller. Attached hereto as Annex C is a schedule setting out the amounts of the Monthly Net Cash Flow (minus the Cash Reserves) which are: (a) the Cash position evidenced in the Latest Balance Sheets as well as (b) the amounts that are projected to be generated monthly by each Company: a) from the Effective Date until the Heliostixio Closing Date, b) from the Heliostixio Closing Date until the Heliohrisi Closing Date and c) from the Heliohrisi Closing Date until the Thermi Sun Closing Date. As regards the amounts of Monthly Net Cash Flow and Net Cash Flow (minus the Cash Reserves) which are projected to be generated by each Company in Annex C, the Parties mutually agree and accept that in case these projections are not realized for any reason whatsoever  (other than a reason attributable to the Companies or the Seller), this will not affect the obligation of the Buyer to pay the Purchase Prices at the due dates provided for in this Agreement (such as, by way of indication, in the event the projections are not realized due to payment delays by LAGIE).  In particular:

9.2.         Heliostixio Purchase Price. Buyer shall pay to Seller the Heliostixio Purchase Price as follows:

(a)           Application of payments due under the EPC Agreements and the MPAs. As of the Effective Date and up to the Heliostixio Closing Date, the sum of existing Cash and all amounts of Net Cash Flow (minus the Cash Reserves) generated by each Company, shall be applied monthly, pursuant to an irrevocable authorization from SPI and Thelmico, towards payment by Buyer to Seller of the Heliostixio Purchase Price (the sum of all such amounts shall be referred to as “Heliostixio First Installment”).

(b)           Cash payment of the balance Heliostixio Purchase Price (if any). Following application (payment) of the Heliostixio First Installment as described in paragraph 9.2. (a), the balance of the Heliostixio Purchase Price (if any) shall be paid in cash by Buyer to Seller on the Heliostixio Closing Date.

9.3.         Heliohrisi Purchase Price. Buyer shall pay to Seller the Heliohrisi Purchase Price as follows:

(a)           Application of payments due under the EPC Agreements and the MPAs. As of the Heliostixio Closing Date and up to the Heliohrisi Closing Date, the sum of existing Cash and all amounts of Net Cash Flow (minus the Cash Reserves) generated by Heliohrisi and Thermi Sun, shall be applied monthly, pursuant to an irrevocable authorization from SPI and Thelmico, towards payment by Buyer to Seller of the Heliohrisi Purchase Price (the sum of all such amounts shall be referred to as “Heliohrisi First Installment”).

(b)           Cash payment of the balance Heliohrisi Purchase Price.  Following application (payment) of the Heliohrisi First Installment as described in paragraph 9.3. (a), the balance of the Heliohrisi Purchase Price shall be paid in cash by Buyer to Seller on the Heliohrisi Closing Date.

9.4.         Thermi Sun Purchase Price. Buyer shall pay to Seller the Thermi Sun Purchase Price as follows:

(a)           Application of payments due under the EPC Agreements and the MPAs. As of the Heliohrisi Closing Date and up to the Thermi Sun Closing Date, the sum of existing Cash and all amounts of Net Cash Flow (minus the Cash Reserves) generated by Thermi Sun, shall be applied monthly, pursuant to an irrevocable authorization from SPI and Thelmico, towards payment by Buyer to Seller of the Thermi Sun Purchase Price (the sum of all such amounts shall be referred to as “Thermi Sun First Installment”).

(b)           Cash payment of the balance Thermi Purchase Price. Following application (payment) of the Thermi Sun First Installment as described in paragraph 9.4. (a), the balance of the Thermi Sun Purchase Price shall be paid in cash by Buyer to Seller on the Thermi Sun Closing Date.

9.5.         Irrevocable authorizations. In order to effect the payments of the Heliostixio First Installment, the Heliohrisi First Installment, and the Thermi Sun First Installment, SPI and Thelmico hereby irrevocably mandate and authorize and accept that each Company (and each Company hereby declares that it accepts such mandate and undertakes to act accordingly):

(a)           first, to apply/pay all existing Cash and Net Cash Flow (minus the Cash Reserves) which have been already generated and which shall be generated by each Company, to the respective reduction of the EPC Indebtedness and the MPA Indebtedness pursuant to the terms thereof; however excluding the payment of interest since computation and charging of interest on EPC Indebtedness and MPA Indebtedness is suspended according to clause 4(a) of this Agreement and therefore the respective EPC

Agreements  and MPAs are amended in this respect and  further to retain such Net Cash Flows in order to proceed according to (b) below; and

(b)           secondly, to remit/pay all such amounts to the account of Seller for the respective payment of the Heliostixio Purchase Price, the Heliohrisi Purchase Price and the Thermi Sun Purchase Price in the times and in the manner described, respectively, in paragraphs 9.2 (a), 9.3 (a) and 9.4 (a) above.

For the avoidance of doubt, the above remittances and payments of the amounts as described under (a) and (b) of this paragraph 9.5, shall be made automatically, on the same date of the respective creation of the respective Net Cash Flow amount by each Company, without any further action required by any Company or by Buyer, SPI or Thelmico.  Each Company shall send to Buyer, SPI and Thelmico on the same day an email (with the accompanying electronic bank voucher) evidencing the respective remittance, payment or wire transfer.

9.6.         Confirmation of calculations. Seller undertakes to procure that each Company from the date hereof until the final Closing Date shall prepare and provide to Buyer (with a copy to SPI and Thelmico), a spreadsheet with all calculations which are necessary for Buyer in order to confirm the accuracy of the amounts of existing Cash and the Monthly Net Cash Flow (minus the Cash Reserves) of each Company, which has been applied as partial payment of the respective Purchase Price, in accordance with paragraphs 9.2 (a), 9.3 (a) and 9.4 (a) above.  If  Buyer contests any of the calculations in the above spreadsheet and the amounts of existing Cash or the Monthly Net Cash Flow (minus the Cash Reserves) which have been applied as partial payment of the respective Purchase Price, Seller shall provide all supporting documents (invoices, payment receipts from LAGIE etc.) in order to confirm the accuracy of such calculations (to the reasonable satisfaction of Buyer).

10.          Representations and Warranties by Seller/Holding Companies/Companies.  Seller and each of the Holding Companies and the Companies, hereby represent, agree and warrant (and they acknowledge that the below representations and warranties were a material inducement for Buyer, SPI and Thelmico to enter into this Agreement) that:

(a)           Seller is a closed-end mutual fund (“Αμοιβαίο Κεφάλαιο Επιχειρηματικών Συμμετοχών»), legally formed and operating in accordance with Law 2992/2002. The administrator (“διαχειριστής») of the Seller is the company ΤHERMI VENTURES S.A, has been legally established and operating in accordance with Law 2992/2002 and has been duly appointed as administrator of the Seller by virtue of an agreement dated 20-03-2008 and amended on 01-07-2009, 25-11-2011, 13-03-2014, 27-03-2014, 22-02-2016 according to which ΤHERMI VENTURES S.A acting as manager and Hellenic Capital Partners AEDAKES acting as co-manager (for the purpose of assisting and granting its consent in accordance with the incorporation and management agreement of THERMI TANEO Venture Capital Fund) legally and validly represents the Seller and may execute the transactions stipulated herein.  Each of the Seller, ΤHERMI VENTURES S.A and Hellenic Capital Partners AEDAKES, shall take all necessary actions in order to remain in lawful existence and in goodstanding for the full duration of this Agreement and throughout the performance of all obligations and transactions stipulated herein.

(b)                                 Seller and each of the Holding Companies and the Companies has all requisite power and authority to enter into and perform and carry out this Agreement. The execution, delivery and performance of this Agreement by Seller and each of the Holding Companies and the Companies has been duly and validly authorized by all requisite corporate action on the part of Seller and each of the Holding Companies and the Companies. This Agreement constitutes the valid and legally binding obligation of Seller, the Holding Companies and the Companies enforceable against each one of them in accordance with its respective terms. No consent, approval, waiver or authorization is required to be obtained by Seller or any of the Holding Companies or the Companies from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller or any of the Holding Companies or the Companies of this Agreement and the consummation of the transactions contemplated hereby, except for the administrative consents applicable to the Holding Companies for the share capital decreases and the merger in order for the Seller to become the lawful owner of the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares.

(c)                                  The Holding Companies are the sole legal, beneficial, record and equitable owner of the Companies Shares free and clear of all Encumbrances whatsoever; in particular, Thermi Energiaki S.A. is the owner of 100% of Heliostixio Shares, 100% of the Heliohrisi Shares and 15% of the Thermi Sun Shares and Dyo Fi Energiaki Ena S.A is the owner of 85% of Thermi Sun Shares;

(d)                                 Upon completion of the transactions set forth in paragraph 12.2 hereof by the Seller and the Holding Companies: (i) on the Heliostixio Closing Date, the Seller shall be the sole, lawful and unencumbered  owner of the Heliostixio Shares, which shall represent all (100%) of the fully paid up, outstanding and voting share capital of Heliostixio;  (ii) on the Heliohrisi Closing Date (as may be extended pursuant to paragraph 7.2 (c) hereof), the Seller shall be the sole, lawful and unencumbered  owner of the Heliohrisi Shares, which shall represent all (100%) of the fully paid up, outstanding and voting share capital of Heliohrisi  as well as the sole, lawful and unencumbered  owner of the Thermi Sun Shares, which shall represent all (100%) of the fully paid up, outstanding and voting share capital of Thermi Sun.

(e)                                  The Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares are free and clear of all Encumbrances whatsoever (with the sole exception of a share pledge in favor of SPI); the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares have been validly and lawfully issued, have been lawfully and fully paid up, they represent the entire fully paid up, outstanding and voting share capital (100%) of the relevant Company’s shares and there are no other shares or securities convertible into or exercisable into shares of the Companies.

(f)                                   The sale of the Companies Shares by Seller does not constitute a fraudulent conveyance.

(g)                                  Neither Seller nor any of the Holding Companies or the Companies is aware of any facts that have arisen or that are likely to arise that may materially adversely affect the Companies, the Companies Shares or the Projects.

(h)                                 Each of the Companies is a Greek societe anonyme lawfully established and operating in accordance with law 2190/1920 and has complied with the provisions of the said law 2190/1920, as well as with all applicable Laws.  The Companies (i) are in good standing, are in compliance with all Laws and have the requisite authority and all licenses and permits required to operate the Projects; (ii) subject to the Judicial Proceedings and the Dispute no material contract which could affect the Projects has been terminated, canceled or is in default; (iii) subject to the Judicial Proceedings and the Dispute, are not subject to or threatened with any legal or administrative proceeding which would adversely affect their operations; (iv) own their assets which are in good working order to operate the photovoltaic electrical power plants, with the exception of the snail trails issue that have been the subject of the Judicial Proceedings and the Dispute for  the avoidance of doubt, SPI and Thelmico hereby state that their position is that the snail trails on the panels do not constitute a deficiency and they do not affect the modules performance (a position which is not accepted by the Seller); (v) subject to the Judicial Proceedings and the Dispute, are not currently subject to or threatened with any action or proceeding which would jeopardize their operations; (vi) all licenses and permits issued by any Public Authority in connection with the Projects (including, without limitation, the electricity generation license, the operation license, the installation license, all environmental terms and conditions applicable to the Projects), have been lawfully and validly issued, have been duly observed by Companies  at all times and are in full force and effect in accordance with their respective terms and the Laws; there is no pending or threatened revocation of any such license or permit; (vii) the power purchase agreements for the Projects remain in full force and effect; (viii) all payments and other contractual terms of the lease agreements for the real property on which the Projects are developed, have been duly and timely paid and fulfilled; (ix) all payments required to be made pursuant to the EPC Agreements and the MPAs have been properly and timely made subject to what is provided in the spreadsheet attached hereto as Annex E (the “EPCs/MPAs Waterfall Spreadsheet”) showing all calculations and payments effected as of the date hereof with the sole exception of the cash accumulated by the Companies as shown in the Monthly Net Cash Flow/Acquisition Schedule (Annex C) which according to this Agreement shall be applied, minus the amounts of Cash Reserves, in accordance with Clauses 9.5. (a) and 9.5.(b) of this Agreement; and (x) the books and records accurately reflect their operations, assets and liabilities.

(i)                                     There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (i) relating to or affecting the Companies Shares or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(j)                                    The Seller, the Holding Companies and the Companies are not a party to nor are involved in any litigation (civil, administrative or penal) or arbitration proceedings (other than the Judicial Proceeding). No investigation by any Public Authority against the Holding Companies or the Companies has been initiated or is ongoing.

(k)                                 The Companies have timely filed all tax returns required to be filed; all such tax returns are true, complete and correct in all respects and the Companies have paid all due and payable Taxes with respect to such tax returns; as of the respective Closing Date for each Company, each of the Companies shall have duly and timely paid all Taxes and shall have no liability whatsoever in respect of Taxes.

(l)                                     Attached as Annex D hereto are the financial statements of each Company as of December 31, 2014, 2015 and 2016 as well as each Company’s current trial balance dated as of the Effective Date (the “Latest Balance Sheet”), which have been prepared by Seller without Buyer having confirmed their accuracy and completeness (together, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of the Companies and the results of operations for the periods to which they relate. The Companies do not have any material liabilities or obligations of any nature, fixed or contingent, matured or unmatured, other than those (i) reflected in the Financial Statements, (ii) incurred in the ordinary course of business and not required to be disclosed on the Financial Statements under the applicable accounting standards, however collectively not exceeding the amount of EUR ten thousand (€10,000).

(m)                             The Companies do not have any liability arising out of transactions entered into prior to the date hereof, except for liabilities reflected on the Financial Statements. The Companies have not entered into any agreements (other than with SPI and Thelmico), except as disclosed in the Disclosure Schedule. All such agreements disclosed in the Disclosure Schedule have been duly performed by the contracting parties thereto.

(n)                                 The books and accounting and other records of the Companies: (i) are in all material respects up to date and contain complete and accurate details of the business activities of the Companies and of all matters to be recorded under applicable law and Greek GAAP and (ii) have been maintained in accordance with applicable legal requirements on a proper and consistent basis. Without limiting the generality of the foregoing, the asset registry (μητρώο παγίων) of each of the Companies has been kept lawfully and in accordance with the Greek GAAP and all assets therein have been recorded accurately and truthfully (as well as all other entries effected therein). No notice or allegation that any books and records are incorrect or should be rectified has been received by the Companies. For the avoidance of doubt, the Parties agree that the Seller shall not have any liability or be considered to be in breach or default of its obligations under this Agreement, with respect to the method and manner in which the liabilities of the Companies arising from the EPC and the MPA Agreements, are presented on the Financial Statements of the Companies, and the Buyer agrees and declares that it shall not pursue any claim, action, suit or proceeding against the Seller in respect of the manner in which the liabilities of the Companies arising from the EPC and the MPA Agreements, are presented on the Financial Statements of the Companies since the method of registration of these claims, the method of payment of balance of liabilities, plus payment of interest expenses was mutually agreed by SPI and the Seller in the respective EPC and MPA Agreements.

(o)                                 The Companies have not employed since their incorporation any other employees or workers, except as disclosed in the Disclosure Schedule.  Such employment contracts have been duly performed, in accordance with their terms and the Laws and there is no outstanding liability, salary, payment or amount due by any of the Companies (and no claim can be raised against any of the Companies in connection therewith).

(p)                                 None of the representations and warranties made by Seller, the Holding Companies or the Companies in this Agreement, in any of the annexes or exhibits, or in any other documents furnished for review to Buyer contain any untrue statement of a material fact, or omit any material facts necessary to prevent the statements made from being misleading.

(q)                                 The documents relating to the Companies and the Projects listed on Annex B herein are true, genuine and complete and there are no other documents, which have a material impact on the Companies or the Projects which have not been disclosed by the Seller and listed on Annex B herein.

(r)                                    Thermi Sun is the sole lawful and unencumbered owner and possessor of the plot of land described in the notarial sale agreement no. 4854/7.3.2013 drawn up before the Orestiada Notary Despoina Hempekidou;  Thermi Sun has fully paid the purchase price thereof and no party has any claim, right or right to use in connection with such plot of land.

(s)                                   All previous transfers of the shares of each of the Holding Companies and the Companies: (A) have been legally and validly made and all respective purchase prices have been timely and fully paid to the sellers and cannot be challenged; (B) have been effected in accordance with all Laws (including, without limitation, laws 376/1936 and 1892/1990 (articles 25-27), regarding restrictions on transactions on border areas; and (C) have been timely and legally notified to RAE.

(t)                                    The Projects have been duly and timely insured insured for the risks evidenced in the insurance policies provided under Annex B and the relevant insurances policies are duly paid and are in full force and effect.

11.                               Representations and Warranties by Buyer, SPI and Thelmico.  Each of  Buyer, SPI and Thelmico hereby represents and warrants (and they acknowledge that the below representations and warranties were a material inducement for Seller and the Companies to enter into this Agreement) that:

(a) (i) it has all requisite power and authority to enter into and perform and carry out this Agreement, and (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized by all requisite action on the part of Buyer, SPI or Thelmico, (iii) Buyer will have the necessary funds in order to pay the Purchase Prices in accordance with the terms of this Agreement. This Agreement constitutes the valid and legally binding obligation of Buyer, SPI and Thelmico enforceable against each one of them in accordance with its respective terms; no consent, approval, waiver or authorization is required to be obtained by Buyer, SPI and Thelmico from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer, SPI and Thelmico of this Agreement and the consummation of the transactions contemplated hereby;

(b)                                 SPI is the ultimate beneficial owner of the Buyer controlling the 100% of the shares of the Buyer; and

(c)                                  SPI is the successor of Solar Power Inc. (a California corporation), having assumed all obligations of Solar Power Inc., pursuant to the Second Amended and Restated Agreement and Plan of Merger and Reorganization dated October 30, 2015.

12.                               Undertakings.

12.1                        Undertakings by Seller, the Holding Companies and the Companies.  Seller, and each of the Holding Companies and the Companies hereby agrees, covenants and undertakes to ensure that, as of the Effective Date and until each Closing:

(a)                                 each of the Companies shall abide by all terms and covenants provided in Annex 15 of the respective EPC Agreement and Annex 3 of the respective MPA (Repayment Annex);

(b)                                 each of the Companies shall be managed so as to preserve the value of the Projects as well as the value of their other assets and properties; neither of the Companies will rescind, breach, terminate or amend (without the prior written consent of Buyer and/or SPI) of any of the material contracts for the operation of the Projects (including, land lease agreements, O&M agreements, agreements with LAGIE etc.);

(c)                                  neither of the Companies shall enter into any agreements or commitments which are not within the ordinary course of business;

(d)                                 neither of the Companies shall agree any loans, guarantees, or securities with any third party and they shall not enter into any contract or otherwise assume any liability, obligation  or commitment with a value in excess of EUR 10,000 (ten thousand) per Company (other than those provided in the existing agreements with SPI and/or Thelmico and or any third party or any new loans, guarantees, or securities,  liabilities, obligations  or commitments or contracts with any third party entered into with the prior written consent of Buyer and/or SPI);

(e)                                  each of the Companies shall comply with all Laws applicable to them and shall timely and properly fulfill all their obligations towards all Public Authorities and any third parties in accordance with their contractual commitments;

(f)                                   neither of the Companies shall adopt any board or shareholders resolution for a change in their share capital (increase or decrease) or for a merger, dissolution, restructuring or reorganization; and

(g)                                  each  Company shall remit to Buyer and SPI within five (5) Business Days the information note (“ενημερωτικό σημείωμα”) received by LAGIE in connection with the energy production generated each month; each Company shall issue the respective invoice to LAGIE in accordance thereto (along with all appropriate documents required by LAGIE for payment, tax clearance, social security clearance etc.) on the next Business Day (unless any of the Companies has obtained the prior written consent of Buyer and/or SPI to act otherwise).

12.2.                     Undertakings regarding transfers of the Companies Shares from the Holding Companies to Seller.  Seller, and each of the Holding Companies hereby agrees, covenants and undertakes to effect all necessary actions and fulfill all lawful acts, in order to ensure that:

(a)                                 on the Heliostixio Closing Date, the Seller shall be the sole, lawful and unencumbered  owner of the Heliostixio Shares;

(b)                                 on the Heliohrisi Closing Date, the Seller shall be the sole, lawful and unencumbered  owner of the Heliohrisi Shares and the Thermi Sun Shares (in order to enable the Buyer to exercise its option according to paragraph 7.2. (a) hereof, i.e., to request that the Heliohrisi Closing Date and the Thermi Sun Closing Date occur nine (9) months after the Effective Date or subject to paragraph 7.2 (c) hereof, eleven (11) months after the Effective Date).

For the avoidance of doubt, it is expressly agreed and understood, that: (i) any actions, decisions and/or corporate transactions effected pursuant to this paragraph 12.2. hereof, will be decided and taken at the sole responsibility and expense of the Seller and the Holding Companies; (ii) the Seller and the Holding Companies shall be responsible to ensure that the transfers of the Companies Shares to the Seller are effected in a lawful manner, and in accordance with all applicable Laws as well as the internal corporate and organization documents of the Seller and the Holding Companies; (iii) neither the Buyer, SPI or Thelmico, provide any guidance or advice and cannot accept any responsibility nor can they be held in any way liable for any of the above actions effected by Seller or any of the Holding Companies.

12.3                        Undertakings by the Parties as regards the Judicial Proceedings. The Parties hereby agree, covenant and undertake to ensure that, as of the Effective Date and until each Closing and taking into account that SPI, Thelmico and Buyer do not accept the allegations put forward with the legal documents of the Judicial Proceedings filed by Heliostixio, Heliohrisi and Thermi Sun (and that they expressly reserve all their rights in connection therewith), the following is agreed between the Parties:

(a)                                 As regards the lawsuits under 2.3. (i) of this Agreement before the Athens Multi-member Court of First Instance, it is  hereby agreed and accepted between the Parties that on the adjourned hearing date (28th March 2018), on the condition that this Agreement has not been terminated for any reason, neither of the litigants/Parties will appear before the said Court and such lawsuits will be cancelled (“οι διάδικοι δεν θα παρασταθούν κατά τη δικάσιμο και οι αγωγές θα ματαιωθούν”). It is also agreed that, in order to avoid legal prescription while the proceedings are pending (“παραγραφή εν επιδικία”) any of the litigants/Parties has the right, immediately following such cancelled adjourned hearing date to file before the said court for a rescheduling of the lawsuits (“κλήση για επαναφορά προς συζήτηση”); in the event that the new adjourned date is scheduled at a date which falls at a time when this Agreement is still in force, then the same procedure will be repeated (“ματαίωση της συζήτησης και επαναφορά με κλήση”).

(b)                                 As regards the petition for arbitration provided for under 2.3. (ii) of this Agreement filed by Heliostixio, it is hereby agreed that neither Party shall take any procedural action regarding such petition while this Agreement is in force; however the Party which applied for arbitration is entitled to proceed with a procedural act which may be required in order to avoid legal prescription while the proceedings are pending.

(c)                                  As regards the petitions for provisional measures pending before the Athens Court of First Instance provided for under 2.3. (iii) of this Agreement, on the adjourned hearing date (19th July 2017), the hearing was written off the roll (κατά τη δικάσιμο της 19ης Ιουλίου 2017, η δίκη των ασφαλιστικών μέτρων  ματαιώθηκε).

(d)                                 Within three (3) Business Days following each Closing Date, each of the Parties/litigants shall take all actions and procedural steps required in order to waive their rights / terminate all Judicial Proceedings with regard to the specific Holding Company/Company that was the object of transfer on such Closing Date.

12.4.                     Consents of the Buyers, SPI and Thelmico. SPI, Thelmico and Buyer as pledgees under the Share Pledge Agreements acknowledge and consent to: (a) the transfer of the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares to the Seller in accordance with 12.2. (a) and (b)  and also for the purposes of articles 976 and 977 seq of the Greek Civil Code, (b) the share capital decreases to be made on the Holding Companies and thereafter the merger by absorption of  Dyo Fi Energeiaki I Societe Anonyme by Thermi Energeiaki Societe Anonyme, in order for the Seller to become the sole owner of the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares. SPI, Thelmico and Buyer acknowledge that the transfer to the Seller of the Heliostixio Shares, the Heliohrisi Shares and the Thermi Sun Shares is a permitted transfer under the Share Pledge Agreements. The Parties following such transfer undertake to sign any necessary amendments to the Share Pledge Agreements evidencing such transfer and the Seller as pledgor.

13.                               General Indemnification Clause.

13.1.                     By Seller, Holding Companies and Companies. Seller and each of the Holding Companies and the Companies, being jointly and severally liable («εις ολόκληρο») in accordance with the provisions of article 481 of the Greek Civil Code, shall indemnify, defend and hold Buyer, SPI and Thelmico harmless from any loss, cost, liability, claim, expense, penalty or fine, including attorneys’ fees (without regard to whether litigation is commenced) suffered or incurred, directly or indirectly, as a result of any material breach of any of Seller’s or any of the Holding Companies’ or any of the Companies’ representations, warranties, undertakings, covenants or obligations contained in this Agreement.

13.2                        By Buyer, SPI and Thelmico.  Buyer, SPI and Thelmico, being jointly and severally liable («εις ολόκληρο») in accordance with the provisions of article 481 of the Greek Civil Code, shall indemnify, defend and hold Seller, the Holding Companies and the Companies harmless from any loss, cost, liability, claim, expense, penalty or fine, including attorneys’ fees (without regard to whether litigation is commenced) suffered or incurred, directly or indirectly, as a result of any material breach of any of Buyer’s, SPI’s or Thelmico’s representations, warranties, undertakings, covenants or obligations contained in this Agreement.

14.                               Penalty. Without prejudice to article 13 hereof, in the event that either Buyer or Seller fails (either negligently or intentionally), to take the actions necessary in order to consummate a Closing (including the payment of any of the respective Purchase Prices) (each a “Default”) in accordance with the terms of this Agreement, the following consequences shall apply:

14.1.                     Seller’s Default.

(a)                                 Heliostixio Closing. In the event that Seller commits a Default regarding the Heliostixio Closing, then the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect;

(ii)                                  the irrevocable authorization of SPI and Thelmico to apply all existing Cash and Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; the Companies and Seller shall be jointly and severally liable to immediately pay (refund) all amounts constituting the Heliostixio First Installment to SPI and Thelmico pro rata per the terms of the relevant EPC Agreement and MPA, pursuant to the provisions for “unjustified enrichment” (904 ff. Greek Civil Code);

(iii)                               the Judicial Proceedings may be reinstated; and

(iv)                              Seller and each of the Companies shall be jointly and severally liable within the meaning of article 481 of the Greek Civil Code to pay the Penalty to Buyer.

(b)                                 Heliohrisi Closing or Thermi Sun Closing. In the event that Seller commits a Default regarding the Heliohrisi Closing or the Thermi Sun Closing (including the case where the Heliohrisi Closing and the Thermi Sun Closing occur simultaneously), then the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect (for the avoidance of doubt, such termination shall be ex nunc and any Closings which already have occurred will not be affected);

(ii)                                  the irrevocable authorization of SPI and Thelmico to apply all existing Cash and Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; Heliohrisi, Thermi Sun and Seller (and if Heliohrisi Closing has occurred, then Thermi Sun and Seller) shall be jointly and severally liable to immediately pay (refund) all amounts constituting the Heliohrisi First Installment and/or the Thermi Sun First

Installment (as the case may be) to SPI and Thelmico pro rata per the terms of the relevant EPC Agreement and MPA, pursuant to the provisions for “unjustified enrichment” (904 ff. Greek Civil Code);

(iii)                               the Judicial Proceedings may be reinstated by any of the litigants to such Judicial Proceedings (in its sole discretion); and

(iv)                              Heliohrisi, Thermi Sun and Seller (and if Heliohrisi Closing has occurred, then Thermi Sun and Seller) shall be jointly and severally liable to pay the Penalty to Buyer.

14.2.                     Buyer’s Default.

(a)                                 Heliostixio Closing. In the event that Buyer commits a Default regarding the Heliostixio Closing, then the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect;

(ii)                                  the irrevocable authorization of SPI and Thelmico to apply all existing Cash and Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; Seller shall have the right to retain all amounts constituting the Heliostixio First Installment as “αρραβώνας” (402 Greek Civil Code);

(iii)                               the Judicial Proceedings may be reinstated by any of the litigants to such Judicial Proceedings (in its sole discretion); and

(iv)                              Buyer, SPI and Thelmico shall be jointly and severally liable within the meaning of article 481 of the Greek Civil Code to pay the Penalty to Seller minus the amounts constituting the Heliostixio First Installment which have been retained by Seller pursuant to paragraph 14.2 (a) (ii) above;  if Buyer, SPI and Thelmico fail to pay the Penalty (as deducted according to the above) within an exclusive time period of ten (10) Business Days, then the balance of the EPC Indebtedness and the MPA Indebtedness for Heliostixio, Heliohrisi and Thermi Sun  at that time shall be reduced automatically (ipso facto) and pro rata by an equal amount (i.e., by the amount of the Penalty as deducted according to the above), whereupon the EPC Agreements and the MPAs shall be deemed to be amended automatically (ipso facto) in accordance with the above.

(b)                                 Heliohrisi Closing.  For the avoidance of doubt, since Buyer has the right to extend the Heliohrisi Closing in order to coincide with the Thermi Sun Closing (per paragraph 7.2 (a) herein), such an extension shall not constitute a Default. However, in case Buyer does not opt to extend the Heliohrisi

Closing and commits a Default as regards the Heliohrisi Closing, then the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect (for the avoidance of doubt, such termination shall be ex nunc and any Closings which already have occurred will not be affected);

(ii)                                  the irrevocable authorization of SPI and Thelmico to apply all existing Cash and Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; Seller shall have the right to retain all amounts constituting the Heliohrisi First Installment as “αρραβώνας” (402 Greek Civil Code);

(iii)                               the Judicial Proceedings may be reinstated by any of the litigants to such Judicial Proceedings (in its sole discretion);

(iv)                              Buyer, SPI and Thelmico shall be jointly and severally liable, within the meaning of article 481 of the Greek Civil Code  to pay the Penalty to Seller minus the amounts constituting the Heliohrisi First Installment which have been retained by Seller pursuant to paragraph 14.2 (b) (ii) above;  if Buyer, SPI and Thelmico fail to pay the Penalty (as deducted according to the above) within an exclusive time period of ten (10) Business Days, then the balance of EPC Indebtedness and the MPA Indebtedness for Heliohrisi and Thermi Sun at that time shall be reduced automatically (ipso facto) and pro rata by an equal amount (i.e., by the amount of the Penalty as deducted according to the above) whereupon the EPC Agreements and the MPAs shall be deemed to be amended automatically (ipso facto) in accordance with the above.

(c)                                  Joint Heliohrisi Closing & Thermi Sun Closing (Heliohrisi Closing occurring). In the event that Buyer commits a Default regarding the Thermi Sun Closing and the Heliohrisi Closing has been extended in order to coincide with the Thermi Sun Closing (or the Thermi Sun Closing has been shortened in order to coincide with the Heliohrisi Closing), then the following consequences shall apply:

(i)                                     the Heliohrisi Closing shall occur first; all amounts constituting the Heliohrisi First Installment and the Thermi Sun First Installment will be applied towards payment of the Heliohrisi Purchase Price; in such an event, any additional amount, if any, to reach the Heliohrisi  Purchase Price (the “Heliohrisi Shortfall Amount”) will be paid in cash by Buyer to Seller within ten (10) Business Days;

(ii)                                  upon payment of the Heliohrisi Shortfall Amount as above under 14.2. (c) (i), the Heliohrisi Closing will occur; following completion of the Heliohrisi Closing, this Agreement shall be terminated automatically (ipso facto) and shall have no further effect (for the avoidance of doubt, such termination shall be ex nunc and any Closings which already have occurred will not be affected);

(iii)                               the Judicial Proceedings may be reinstated by any of the litigants to such Judicial Proceedings (in its sole discretion);

(iv)                              the irrevocable authorization of SPI and Thelmico to apply all existing Cash and all Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; Seller shall have the right to retain the balance of the amounts constituting the Heliohrisi First Installment and the Thermi Sun First Installment (i.e., after deduction of the amounts applied for the Heliohrisi Purchase Price per paragraph 14.2. (c) (i) above) as “αρραβώνας” (402 Greek Civil Code);

(v)                                 Buyer, SPI and Thelmico shall be jointly and severally liable to pay within the meaning of article 481 of the Greek Civil Code the Penalty to Seller minus the amounts which have been retained by Seller pursuant to paragraph 14.2 (c) (iv) above;  if Buyer, SPI and Thelmico fail to pay the Penalty (as deducted according to the above) within an exclusive time period of ten (10) Business Days, then the balance of EPC Indebtedness and the MPA Indebtedness at that time for Thermi Sun shall be reduced automatically (ipso facto) and pro rata by an equal amount (i.e., by the amount of the Penalty as deducted according to the above) whereupon the EPC Agreements and the MPAs shall be deemed to be amended automatically (ipso facto) in accordance with the above.

(d)           Joint Heliohrisi Closing & Thermi Sun Closing (Heliohrisi Closing non-occurring).  In the event that Buyer commits a Default regarding the Thermi Sun Closing and the Heliohrisi Closing has been extended in order to coincide with the Thermi Sun Closing (or the Thermi Sun Closing has been shortened in order to coincide with the Heliohrisi Closing), and Buyer fails to pay the Heliohrisi Shortfall Payment in accordance with paragraph 14.2 (c) above and the Heliohrisi Closing has not occurred, then the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect (for the avoidance of doubt, such termination shall be ex nunc and any Closings which already have occurred will not be affected);

(ii)                                  the Judicial Proceedings may be reinstated  by any of the litigants to such Judicial Proceedings (in its sole discretion);

(iii)                               the irrevocable authorization of SPI and Thelmico to apply all existing Cash and Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; Seller shall have the right to retain the amounts constituting the Heliohrisi First Installment and the Thermi Sun First Installment as “αρραβώνας” (402 Greek Civil Code);

(iv)                              Buyer, SPI and Thelmico shall be jointly and severally liable to pay within the meaning of article 481 of the Greek Civil Code the Penalty to Seller minus the amounts which have been retained by Seller pursuant to paragraph 14.2 (d) (iii) above;  if Buyer, SPI and Thelmico fail to pay the Penalty (as deducted according to the above) within an exclusive time period of ten (10) Business Days, then the balance of EPC Indebtedness and the MPA Indebtedness at that time for Heliohrisi and Thermi Sun shall be reduced automatically (ipso facto) and pro rata by an equal amount (i.e., by the amount of the Penalty as deducted according to the above) whereupon the EPC Agreements and the MPAs shall be deemed to be amended automatically (ipso facto) in accordance with the above.

(e)           Thermi Sun Closing. In the event that Buyer commits a Default regarding the Thermi Sun Closing (and the Heliohrisi Closing has already occurred and not extended to coincide with Thermi Sun Closing), then the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect (for the avoidance of doubt, such termination shall be ex nunc and any Closings which already have occurred will not be affected);

(ii)                                  the Judicial Proceedings may be reinstated  by any of the litigants to such Judicial Proceedings (in its sole discretion);

(iii)                               the irrevocable authorization of SPI and Thelmico to apply all existing Cash and Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; Seller shall have the right to retain the amounts constituting the Thermi Sun First Installment as “αρραβώνας” (402 Greek Civil Code); and

(iv)                              Buyer, SPI and Thelmico shall be jointly and severally liable to pay the Penalty to Seller minus the amounts constituting the Thermi Sun First Installment which have been retained by Seller pursuant to paragraph 14.2 (e) (iii) above;  if Buyer, SPI and Thelmico fail to pay the Penalty (as deducted according to the above) within an exclusive time period of ten (10) Business Days, then the balance of the EPC Indebtedness and the MPA Indebtedness at that time for Thermi Sun shall be reduced automatically (ipso facto) and pro rata by an equal amount (i.e. by the amount of the Penalty as deducted according to the above) whereupon the EPC Agreements and the MPAs shall be deemed to be amended automatically (ipso facto) in accordance with the above.

15.          Notices.

15.1.       Any notice, request, letter, instruction, authorization, claim, demand, consent, waiver or any other communication that is to be made, given or delivered (or that is permitted to be made, given or delivered) under this Agreement shall be in writing in the English language or, if in another language, accompanied by a certified English translation thereof.

15.2.       Any notice shall be considered to be validly made, given or delivered to the recipient only if delivered by hand, by registered mail at the address as set out below, or sent by facsimile at the fax number or by email at the address as set out below:

(a)           In the case of Buyer and/or Thelmico:

2, Romanos street, Tlais Tower, First Floor, 1070, Nicosia Cyprus, Fax:

Fax:        +35722374287 & +852 2291 6030

Email:    HKCheong@spisolar.com & vorfanos@spisolar.com

Attn:       Mr. Hoong Khoeng CHEONG & Mr. Vassilis Orfanos

With a copy to:

Politis & Partners Law Firm

Address: 14 Solonos St., 10673 Athens, Greece

Fax:        + 30 210 7251144

Email:    epolitis@egplaw.gr

Attn:       Mr. Evangelos Politis

In the case of SPI:

7F/A Block, 1st Building,

Jinqi Plaza No. 2145 Jinshajiang Road,

Putuo District Shanghai, People’s Republic of China

Fax:        +852 2291 6030

Email:    HKCheong@spisolar.com & vorfanos@spisolar.com

Attn:       Mr. Hoong Khoeng CHEONG & Mr. Vassilis Orfanos

With a copy to:

Politis & Partners Law Firm

Address: 14 Solonos St., 10673 Athens, Greece

Fax:        + 30 210 7251144

Email:    epolitis@egplaw.gr

Attn:       Mr. Evangelos Politis

(b)           In the case of Seller, the Holding Companies and the Companies:

THERMI TANEO Venture Capital Fund

THERMI VENTURES SA

Address: St. Kazantzidi 47, 55535, Thessaloniki, Greece

Fax:        +30 2311 999997

Email:    vt@thermi-ventures.com

Attn:       Mr. Vasileios Takas

With a copy to:

Seissoglou & Partners Law Partnership

Address: 17 Akadimias & Voukourestiou St., 10671 Athens, Greece

Fax:        +30 210 3389846

Email:    mail@spplaw.gr

Attn:       Mr. Manos Seissoglou

(iii)          in the case of any Party, to such other address or fax number as the relevant Party may have notified to the other Parties in accordance with this article 15 (Notices).

15.3.       Any notice shall conclusively be deemed to have been received by the recipient:

(a)           at the time of delivery, if delivered by hand;

(b)           on the next Business Day in the place to which it is sent, if sent by facsimile (provided the sender retains an acknowledgement or transmission report generated by the machine from which the facsimile was sent, indicating that the facsimile was sent in its entirety to the recipient’s facsimile number); or

(c)           on the sixth Business Day following the date of posting, if sent by overnight courier.

15.4.       The Parties agree that execution of this Agreement and any amendment hereof, may be made by the sending of a faxed or electronic copy of a signed original counterpart, which shall be followed by original counterparts of this Agreement being circulated for execution by all Parties on each counterpart.

16.          Dispute Resolution.

16.1.       Good Faith Negotiations. If any question, dispute, difference or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity, performance or termination (a “Framework SPA Dispute”), which either Party has notified to the other, senior management personnel from each Party shall meet and diligently attempt in good faith to resolve the Framework SPA Dispute for a period of thirty (30) calendar days following one Party’s written request to the other Party for such a meeting.  If, however, either Party refuses or fails to so meet, or the Framework SPA Dispute is not resolved by negotiation during such 30-day period, the provisions of paragraph 16.2 shall apply.

16.2.       Venue and Jurisdiction of Legal Action or Proceeding. Any Framework SPA Dispute that is not settled amicably between the Parties shall be settled by arbitration in Athens pursuant to the Greek

Civil Procedure. There shall be three (3) arbitrators and the award of the arbitral panel shall be final and binding upon the Parties.

16.3.       Applicable Law. This Agreement, and the rights and obligations of the Parties and any dispute arising under or relating thereto (whether in contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of Greece.

16.4.       Service of Process. The Parties appoint as agent for service of process the following:

(a)           The Seller and each of the Holding Companies hereby appoint as agent for service of process Mr. Manos Seissoglou, Seissoglou & Partners Law Partnership (17 Akadimias & Voukourestiou St., 10671 Athens), telephone no. +30 210 3389845/3389744, fax no. +30 210 3389846, email: mail@spplaw.gr.

(b)           Each of SPI, Thelmico and Buyer hereby appoint as an agent for service of process Mr. Evangelos Politis, Politis & Partners Law Firm (14 Solonos St., 10673 Athens), telephone no. +30 210 7297252, fax no. +30 210 7251144, e-mail epolitis@egplaw.gr.

(c)           Each Company hereby appoints as agent for service of process Mr. Manos Seissoglou, Seissoglou & Partners Law Partnership (17 Akadimias & Voukourestiou St., 10671 Athens), telephone no. +30 210 3389845/3389744, fax no. +30 210 3389846, email: mail@spplaw.gr.; such appointment of agent for service of process and for the purposes of clause 15.2 (b) hereunder shall be terminated automatically (ipso facto) upon each Closing for the relevant Company (in respect of which the Closing has occurred).

17.          Miscellaneous.

(a)           Survival of Representations.  Each representation and warranty contained in this Agreement or made pursuant to this Agreement shall be deemed to be material and to have been relied upon,  and shall be deemed to be repeated on each Closing Date.

(b)           Entire Agreement.  This document and its annexes and exhibits constitute the entire agreement between the parties, all oral agreements being merged in this Agreement, and supersede all prior representations.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

(c)           Amendment.  The provisions of this Agreement may be modified at any time by agreement of the Parties.  Any such agreement shall be ineffective to modify this Agreement in any respect unless in writing and signed by the Parties.

(d)           Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

(e)           Termination for bankruptcy etc.

(A)          In the event of bankruptcy, cessation of payments, liquidation or winding up or in the occurrence of an analogous situation having the same results at the relevant jurisdiction of Buyer and/or SPI and/or Thelmico the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect (for the avoidance of doubt, such termination shall be ex nunc and any Closings which already have occurred will not be affected);

(ii)                                  the Judicial Proceedings may be reinstated by any of the litigants to such Judicial Proceedings (in its sole discretion);

(iii)                               the irrevocable authorization of SPI and Thelmico to apply all Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; Seller shall have the right to retain the balance of the amounts constituting all Net Cash Flow (minus the Cash Reserves) as “αρραβώνας” (402 Greek Civil Code) up to the amount of the Penalty minus any amounts of Net Cash Flow (minus the Cash Reserves) which have been used for previous Closings;

(iv)                              Buyer, SPI and Thelmico shall be jointly and severally liable within the meaning of article 481 of the Greek Civil Code to pay the Penalty to Seller for the amount not covered by the Net Cash Flow (minus the Cash Reserves) retained in accordance with Clause 17 (e), (A) (iii)  within an exclusive time period of ten (10) Business Days, and if not paid then the EPC Indebtedness and the MPA Indebtedness for any Companies which have not achieved Closing at that time shall be reduced automatically (ipso facto) and pro rata by an equal amount [i.e., by the amount of the Penalty minus Net Cash Flow (minus the Cash Reserves)  already retained] respectively and the Parties, in such instance, shall be deemed to have agreed hereby an amendment of the relevant provisions of the EPC Agreements and MPA’s for any Companies (which have not achieved Closing at that time) for reducing such indebtedness.

(B)          In the event of bankruptcy, cessation of payments, liquidation or winding up of Seller then the following consequences shall apply:

(i)                                     this Agreement shall be terminated automatically (ipso facto) and shall have no further effect(for the avoidance of doubt, such termination shall be ex nunc and any Closings which already have occurred will not be affected);

(ii)                                  the irrevocable authorization of SPI and Thelmico to apply all Net Cash Flow (minus the Cash Reserves) generated pursuant to paragraph 9.5 hereof shall automatically (ipso facto) be terminated; the Companies, the Holding Companies and Seller shall be jointly and severally liable to immediately pay (refund) all amounts constituting the Net Cash Flow (minus the Cash Reserves) to SPI and Thelmico pro rata per the terms of the relevant EPC Agreement and MPA, pursuant to the provisions for “unjustified enrichment” (904 ff. Greek Civil Code) minus any amounts of Net Cash Flow (minus the Cash Reserves) which have been used for previous Closings; it is hereby agreed and accepted that any previously achieved Closing/s of any Companies will not be affected and shall remain legal and valid;

(iii)                               the Judicial Proceedings may be reinstated by any of the litigants to such Judicial Proceedings (in its sole discretion); and

(iv)                              Seller and each of the Holding Companies and the Companies shall be jointly and severally liable within the meaning of article 481 of the Greek Civil Code to pay the Penalty to Buyer.

(f)            Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the respective parties.

(g)           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

(h)           Annexes and Exhibits.  All annexes and exhibits of this Agreement to which reference is made are deemed incorporated in this Agreement whether or not actually attached.

SPI	Thelmico

SPI Energy Co., Ltd	Thelmico Limited

/s/ Vassilios Orfanos	/s/ Vassilios Orfanos
By: Vassilios Orfanos	By: Vassilios Orfanos

Buyer	Seller

SP ORANGE POWER (CYPRUS) LIMITED	THERMI TANEO Venture Capital Fund, represented by THERMI VENTURES S.A. acting as manager and Hellenic Capital Partners AEDAKES acting as co-manager (for its consent)
/s/ Vassilios Orfanos
By: Vassilios Orfanos
/s/ Nikolaos Takas
By: Nikolaos Takas

/s/ Spyridon Papadatos
By: Spyridon Papadatos

For Thermi Sun S.A.	Thermi Energiaki Societe Anonyme

/s/ Nikolaos Takas	/s/ Nikolaos Giouras
By: Nikolaos Takas	By: Nikolaos Giouras

Heliostixio S.A.	Heliohrisi S.A.

/s/ Nikolaos Takas	/s/ Nikolaos Giouras
By: Nikolaos Takas	By: Nikolaos Giouras

Dyo Fi Energiaki Ena Societe Anonyme

/s/ Nikolaos Takas
By: Nikolaos Takas